Exhibit 99.1
Tesoro Corporation Announces Fourth Quarter Update
SAN ANTONIO - January 5, 2012 - Tesoro Corporation (NYSE:TSO) today announced that the Company expects to report a net loss per diluted share in the range of $0.55 to $0.80 for the fourth quarter 2011. Contributing to the net loss was an extremely weak margin environment in California and the collapse of the West Texas Intermediate (WTI) to Brent crude oil spread.
The Tesoro Index for the California region was a negative five cents per barrel for the fourth quarter, down more than $6 per barrel ($/bbl) relative to both the fourth quarter of 2010 and the third quarter of 2011. Unusually high prices for heavy California crude oil relative to light sweet crude oil negatively impacted the benchmark. For the fourth quarter, heavy California crude oil traded at a $1/bbl discount relative to Brent versus discounts of $7/bbl in the fourth quarter of 2010 and $12/bbl in the third quarter of 2011.
The discount of WTI to Brent during the fourth quarter narrowed by $18/bbl, dropping from $26/bbl at the end of September to $8/bbl at the end of December. This market price movement impacts fourth quarter results in two ways. First, by reducing benchmark margins at our refineries that run WTI-priced barrels and, second, by reducing the margin on long-haul foreign crude oil barrels indexed to WTI.
The unusually weak market conditions experienced in California during the fourth quarter recently improved. For the last week of 2011, the Tesoro Index in California was nearly $7/bbl. The discount of heavy California crude oil to Brent widened to nearly $5/bbl and the discount of WTI to Brent has averaged around $8/bbl.

Refinery throughput rates, manufacturing costs, depreciation, corporate and interest expense for the fourth quarter are expected to be in-line with previously provided guidance. One exception, which is included in the above mentioned net loss forecast, is an estimated after-tax expense of approximately $0.09 per diluted share related to non-cash stock-based compensation primarily associated with stock appreciation rights.
Despite the anticipated loss in the fourth quarter, Tesoro expects to report earnings per diluted share in the range of $3.85 to $4.10 for the full year 2011. The Company's strong performance was driven primarily by higher refinery utilization rates, gross margin improvements and execution of the Company's business improvement plans.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CST on February 2, 2012, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2011 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro, Shell and USA Gasoline™ brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our current expectation of earnings, throughput rates, manufacturing costs, depreciation, corporate and interest expense. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, (210) 626-7702

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